Exhibit 99.2

Transcript of March 14, 2011 Earnings Conference Call

Operator

Good day ladies and gentlemen and welcome to the MEMSIC Fourth Quarter 2010 earnings call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions on how to participate will be given at that time.

(Operator Instructions)

I would now like to introduce your host for today's conference, Ms. Harriet Fried of LHA. Ms. Freed you may begin.

Harriet Fried - Lippert Heilshorn & Associates – IR

Thank you everyone for joining MEMSIC's Investor Conference Call. With us today from management are Dr. Yang Zhao, Chairman, President and CEO and Patricia Niu, Vice President of Finance and CFO.

This afternoon the company released its fourth quarter financial results press release which can be found in the Investor Relations section of the company's website. Before we begin I'd like to provide the following cautionary remarks regarding forward-looking statements. During the course of the conference call the company will make various remarks about its future expectations, plans and prospects. These statements constitute forward-looking statements for purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those discussed in the risk factors of the Company's Form 10-K and other filings with the SEC.

To supplement the Company's consolidated financial statements, the company is using EBITDA, a measure defined as a non-GAAP financial measure by the SEC. A reconciliation of these results to GAAP is attached to this afternoon's earnings release.

With that introduction I would like to turn the call over Yang Zhao. Go ahead please, Yang.

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Yes, thank you Harriet. This is Yang Zhao, thank you for joining us today. I am pleased to go over our fourth quarter results with you which is just released this afternoon. I will start by reviewing the highlights of our numbers, then I will give an update on important events and strategies for 2011.

In short it was a solid quarter for MEMSIC, with the new products beginning to pave the way for revenue growth. As in the last two quarters, our overall financial results were favorable to the guidance we provided, this time on both the top and the bottom line. We reported fourth quarter revenue of $11.4 million, more than double last year's period.
This also above our forecast of $10 million to $11 million range. GAAP net loss was $1.1 million or minus $0.05 per diluted share, below the lower end of our guidance range which has called for a loss of $0.08 to $0.11 per share.

Looking at the revenue segment, in our sensor product segment, we have sales of $8.3 million. Our magnetic sensor product has been ramping up nicely. The overall market shows rapid growth in Android based smart phones which are estimated to grow into roughly about 800 million units per year, within a few years.  We have a highly competitive product and sufficient manufacturing capacity ready to win this fast growing market. And also, in this market there are still limited competition at this moment as we got the product into market earlier. While the current [rolling] shipment to our major customer will continue to drive the revenue we are also working hard to win more global Tier 1 customers. I will report to you when these efforts are materialized.

On the systems solution side we have sales of $3.1 million. The systems solution product accounted for 27% of our fourth quarter sales. This is up from 24.5% from the last quarter. As you will recall we entered this market in January 2010 so we are pleased with this progression.

Looking at the revenue by product application now, mobile phone has $2.9 million accounting for 26% of the total sales, while the other consumer applications totaled $1.6 million, accounting for 14%. Sales from automotive applications increased almost 50% from Q4 2009, reaching $3.5 million and accounting for about 30% of total Q4 sales. This increase reflects the continuous ramp up of production volume for electronic stability control application for a major automotive customer. We certainly expect this growth momentum will extend into 2011 as this feature becomes standard in all automobiles in the United States. Sales from industrial and other applications were $3.5 million, increasing from $500,000 in Q4 of 2009, representing 30% of our total sales. As you know, our goal has been to expand our business into module and more solution based business. I think these results show we are moving in the right direction. Patricia will later give -- will go over more numbers with you, in more details.

I would like to review some other important events and the strategy of the quarter. On the component side, we have the most competitive magnetic compass product and we are ahead of most of our competition in terms of the product revenue and capacity. As the demand for eCompass in smart phones continue to grow quickly, we believe we can capture good revenue growth from there.

With our first major Tier 1 win behind us, we are working hard to win more global Tier 1 mobile phone manufacturers. Timing certainly is always difficult to predict, but we believe MEMSIC has the best product in the market in terms of cost performance and solutions. On the system side, in addition to the manufacture and transfer of the product into China, we are also reengineering the system product line for lower cost and much higher performance. This product line refreshing process will ramp through 2011.

Finally, on the new technology side, we are focusing on developing new-generation, smart sensing system product, by combining our MEM sensor technology and high level sensor system integration technology. Both products are under development and should be seen in a year to two.

While we undertake all these initiatives it is also essential to strengthen our position in North America and Europe, as I believe the North America and Europe will present us many high-quality business opportunities in wide range of market applications. As my bandwidth in the North American and Europe has been limited due to my traveling around the world, it is important we have someone to have dedicated focus on the long-term market in the North America and the EU.

To that end, I am very pleased that Dr. Paul Zavracky, upon my invitation, joined MEMSIC in January as our President of North America and European Operations, reporting to me directly. Paul was one of the first directors of MEMSIC, helping me through the past decade in building out MEMSIC. He has been a long-time friend and passionate supporter to me and MEMSIC. Having co-founded and launched several successful businesses, he also has a lot of experience in sensor technology and operations. Paul will help us pattern to many growth opportunities that exist in Europe and North America as well as managing the whole operation in the US. I will continue to focus on what I did before, including China operations.

And that's all I have today. Now I will turn the call to Patricia for more detailed review of the financials. Patricia.

Patricia Niu - MEMSIC Inc. – CFO

Yes, thank you Yang. As Yang mentioned earlier, in the fourth quarter of 2010 MEMSIC reported revenue of $11.4 million. That is an increase of 5.5% from $10.8 million in the third quarter of 2010 and doubled our revenue in the fourth quarter of 2009. Our fourth quarter revenue was also above the high end of guided range of $10 million to $11 million as our magnetic sensor continued to ramp up in sales.

Our gross margin in the fourth quarter was 41.1% compared to 37.8% in the third quarter of 2010 and 47.8% in the fourth quarter of 2009. Our fourth quarter gross margin improved slightly from the third quarter, that is after excluding the $400,000 sales credit given to a significant automotive customer for estimated engineering and screening costs in the third quarter of 2010.

Both sensor product and system product contributed to this small margin improvement. Gross margin from our sensor products was 37.8%, up from 34.2% in third quarter of 2010 and 47.8% in last year's corresponding period. The gross margin improved from the third quarter as we cleaned up an older generation mobile phone product inventory and started ramping up sales of our new low-cost parts, in the fourth quarter.

Average gross margin from our systems solution product sales was 50% in the fourth quarter of 2010, up from 48.6% in the third quarter. We are happy to see some positive impact on system product gross margin from the transfer of the manufacturing process for our wireless products.

Our R&D expense in the fourth quarter was $2.3 million. It decreased 2.8% sequentially but doubled year-over-year. The addition of an engineering team and related expenses from the Crossbow acquisition as well as the increase in research and material costs related to developing new products and system solutions contributed to the year-over-year R&D expense increase. We expect this expense to continue to rise as we continue investing in the development of new cost-competitive sensor product and system solutions products.

Our sales and marketing expense was $1.5 million, increased 11.5% sequentially and doubled last year's period. The year-over-year increase, again, was primarily due the addition of a sales and marketing team in California as a result of the acquisition as well as an increase in sales and marketing staff for our sensor product lines and increased sales, travel and commission expense as the revenue grew.

Our general and administrative expenses in the fourth quarter were $2.4 million, down 7.5% sequentially, although up 17.1% from last year's corresponding period. The sequential decrease was mainly in regard of expense control and reduced professional costs. The year-over-year increase primarily reflected the addition of an office in California and related personnel and administrative costs.

Amortization expenses was $0.4 million in the fourth quarter of 2010, flat compared to the third quarter but up from $37,000 from the fourth quarter of 2009. This primarily reflected increased intangible assets related to the Crossbow acquisition.

Other income or expenses for an inflow of $500,000 consisting mainly of foreign exchange gain related to balances on our China financial books, as well as interest income from our cash deposits.

Net loss in the fourth quarter was $1.1 million or $0.05 per diluted share, compared to a net loss of $1.9 million or $0.08 per diluted share in the third quarter of 2010 and net loss of $800,000 or $0.03 per diluted share in the fourth quarter of 2009. This result included stock-based compensation of $400,000 in both the fourth and third quarter of 2010 and $300,000 in the fourth quarter of 2009.

On a full-year basis, revenue in 2010 was $38.7 million, compared to $28.4 million in 2009, a 36% increase. This increase was again primarily due to the incremental sales from our Crossbow acquisition and an increase in sales from automotive applications which partially offset by a decrease in sales for mobile phones and consumer applications.

Our net loss for the full year was $7.4 million or $0.31 per diluted share, compared to a net income of $24,000 on a GAAP basis or $0.00 per diluted share in 2009. This included stock-based compensation charge of approximately $1.5 million in 2010 and $1.4 million in 2009.

Turning to our balance sheet, cash and cash equivalents were $55.7 million at December 31, 2010, which included $17.9 million, five-year project loan from the Agricultural Bank of China. Our year-end 2010 cash balance was down from $67 million at year end 2009, mainly due to the $18 million created for the Crossbow acquisition, net loss in 2010 and capital spending on manufacturing expansion for 2010.

Long-term investments, which consist of auction rate securities, were $5.0 million as compared to $5.4 million at year-end 2009. Of the $400,000 reduction, $180,000 were from a scheduled sinking fund redemption payment from one of the auction rate securities received in Q1 of this year. And $153,000 was an additional temporary, unrealized impairment loss recorded in other comprehensive income in Q3 of 2010, based on evaluation analysis for these securities. As you will recall, we evaluate the value, fair value of our auction rate securities on a quarterly basis.

Our accounts receivable at the end of 2010 were $3.7 million, up from $2.7 million at year-end 2009. This increase was primarily due to sales related to our system solution business as well as normal month-to-month sales fluctuation on the component or sensor product business.

Inventory increased to $8.9 million at year end 2010 from $5 million at year end 2009. This sizeable increase reflects additional inventory from the system business and inventory preparation for mass production shipping of our  magnetic sensor product for significant mobile phone manufacturing.

In the second quarter of 2010 we added a long-term bank note payable to our balance sheet. As of December 31, 2010, $17.9 million was outstanding.

Now, turning to our loss outlook for the first quarter of 2011. We expect continued strong sales from our industrial and automotive applications and increasing shipping volumes of our magnetic sensor products for the smart phone applications. However, we expect sales to consumer applications to continue to fluctuate. As Yang mentioned earlier, we continue to invest in system solution products to drive MEMSIC's long-term growth and strengthen our competitive position in the worldwide market. We expect our operating expenses to increase year-over-year as we expand our R&D resources for new product development and increase sales and marketing resources to penetrate global Tier 1 customers and develop new applications.

Based on these trends, MEMSIC is anticipating revenue between $11.5 million and $12 million for the first quarter of 2011. We expect net loss for the first quarter to be $0.06 to $0.08 per diluted share. This include approximately $400,000 in stock-based compensation expense.

As in the past, we caution investors and analysts that our visibility for the year is limited and our two -- that two of the markets we sell into-- the mobile phone and the consumer market has -- remains highly volatile.

At this point, operator, Yang and I will be happy to take any questions.

Operator

(Operator Instructions)

Our first question comes to us from Vernon Essi of Needham & Company, your line is now open.

Vernon Essi - Needham & Company - Analyst

Thank you. Patricia, wondering if you could -- just to go back to your -- I'm trying to reconcile between the EBITDA number you put in your release and what was in your P&L. What specifically was your depreciation, I guess, is my question there, for the quarter?

Patricia Niu - MEMSIC Inc. - CFO

Yes, the total depreciation amortization for the -- $1.034 million, that including the depreciation about $400,000. That does not-- the amortization expense is $400,000.

Vernon Essi - Needham & Company - Analyst

Okay. And so what is the remainder? I guess I'm looking at sort of an operating loss of about $1.6 million.

Patricia Niu - MEMSIC Inc. - CFO

Operating loss, $1.1 million.

Vernon Essi - Needham & Company - Analyst

I see, so you're -- okay, you're taking out -- all right, I'm sorry. I've got a number wrong here.

Patricia Niu - MEMSIC Inc. - CFO

Taken out interest. Yes.

Vernon Essi - Needham & Company - Analyst

The other question I had was just on the magnetic sensor products in general. Obviously you're seeing some strength here. Could you just elaborate further as to what specific programs you're seeing strengthen? Then also, if you are getting ready to ramp production do you have supply agreements in place or how is that going to play out into 2011?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

First, I don't think our customer will sign a supply agreement with any commitment. As a matter of fact, we have to manage and communicate with the customer to make sure of the accuracy of the forecast.

Vernon Essi - Needham & Company - Analyst

Well, okay, I guess my point is you're obviously going to build a--expand into this area, what -- can you discuss further as to what sort of product line this is, what the forecast looks like, any sort of data around that?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Right now, in this year, I think 2011 is really hitting the inflection point now, from the market point of view. Everybody start to do Android phone, including all the major, global Tier 1 suppliers as well as all of the Chinese local phones, even though they should delay it a little bit but they will -- everybody telling me they are going to do that.

So in that particular smart phone -- you call it smart phone but actually it should be the phone, basically, everybody is going to use. And they will have a GPS and they will have a compass. So if you look at the volume wise, we have very high confidence in our product. It's very, very competitive certainly also we are one of the few early player here and that's why we make the decision to build the capacity and really trying to capture this market here for now.
So in terms of volume I cannot say, precisely, for sure, to be honest and to be logically tight. But on the other side, we do see a tremendous growth. For example, our major customers are talking about 5x increase in the usage of the sensor from 2011 over 2010.

Vernon Essi - Needham & Company - Analyst

Great. And just so we understand, the gross margin content on that we should expect to be sort of roughly in the same area on the sensor side, obviously your systems area is where you're going to have more of a lift, as a mix, but it sounds like the sensor side could outpace your systems. So you would expect gross margins to kind of be in the same area, probably, correct?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

The sensor, gross margin, expecting to be lower because it's in the mobile business. In -- on the systems side we are enhancing the margin on the other side. And certainly we have a quite a bit of serious R&D effort here to cost down the product. So we constantly cost down at that same time there is market also pricing will decline by the nature. And  this is a game about catching up the cost, which we believe we can do.

Vernon Essi - Needham & Company - Analyst

I understand that, but I guess if we were to look on a go-forward basis from the 41% gross margin you've just put up, if you've got an out -- a very rapidly growing sensor ramp, if you will, on the horizon, you're going to be in a very tough position to sort of get your gross margin to expand, correct? That I assume, is running below that 40% threshold, as you said, in your prepared comments. So we should be expecting gross margin --

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Yes, we have a lot of work to work on the margin and especially in early day production. There is more factor affecting the margin when you prepare for the high capacities here we do not run the full capacity and certainly the cost appear to be higher but we have a confidence when the ordering come up the cost will come down as well as the innovation in the technology allows the much more simpler manufacturing process as well. So those factors, coming here, we do our own estimate and calculation like we play chess, we move one step, we know the next six, seven step and then we keep playing and I'm sure we know the next six, seven steps, how to play. That's why we have the confidence to move forward in there but certainly you're not going to expect a system that will have the kind of gross margin, in the systems product that will.

Vernon Essi - Needham & Company - Analyst

Okay. Thank you.

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Thanks.

Operator

(Operator Instructions)

Our next question comes from Frank Barresi of Stifel Nicolaus. And sir, your line is now open.

Frank Barresi - Stifel Nicolaus - Analyst

Thank you. What is the potential market for this sensor for the mobile phone, did you say 800 million smart phones, or --?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Yes, I think the market research report typically talking about in the next couple of years will be 400 million to 500 million phones. But my own study and also talking to the major chipset vendors, I think the general consensus in the field people are thinking about 800 million phones. We call it smart phone, but eventually the GPS, Wi-Fi, everything is going to be in the phone anyway, has become very cheap. So we know the Chinese makers. So if you add those numbers I do believe this number is much bigger than 800 million units. And in that phone, location based service at least navigation to know where you are is must have. And then you have – you need a compass to point the direction in terms of which way you are heading because GPS gives you the location but it doesn't  tell you which way you are heading. But if you want to do the location-based service, you want to figure out what's in front of you, it's the Eiffel Tower or post office or Italian restaurant, you need a compass to know which way you are heading to.

Frank Barresi - Stifel Nicolaus - Analyst

And your sensor is both a compass -- does the compass and the GPS, or are you just the compass?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Just the compass. Coupled with the GPS, but we don't do the GPS integration compass.

Frank Barresi - Stifel Nicolaus - Analyst

Okay and your part is, from what I remember, its lower cost than -- is it substantially lower cost than competing technologies or?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

I believe we are quite lower cost than our current competitor. And also, a functionality and a performance for example, power consumption has to be very low in this mobile application, we are way better than them.

Frank Barresi - Stifel Nicolaus - Analyst

Okay and so the main competitors for the compass right now, I mean, are there several of them at the present or?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

I think really just the two in front of us. You could think about some other people trying to do, it's the two Japanese companies.

Frank Barresi - Stifel Nicolaus – Analyst

Okay. And so you -- and you have one Tier 1 customer and I guess the real ramp will come as you sign -- this customer, I mean -- well, 3 million, it sounds like they're using other suppliers as well I guess.

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

They do. No major customer just use one supplier and that's not the normal practice. And the question is we compete to ship volume higher if you provide a better quality, better pricing and better service.

Frank Barresi - Stifel Nicolaus - Analyst

And then just one last question in that area. How much capacity do you have to produce these compasses?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

We can -- right now we are about 5 million per month and we are expanding that to more than 10 per month, by the end of the year.

Frank Barresi - Stifel Nicolaus - Analyst

Okay. And do you have more capacity at your location in China then?

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Capacity is not a problem here. For us to – you know, this is a pretty high entry barrier technology, to make it work it takes a tremendous effort and time (inaudible). So to duplicate it, to expand the capacity, that's what we are very good at, that's not a big deal.

Frank Barresi - Stifel Nicolaus - Analyst

Okay. Well, thank you.

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Thank you.

Operator

(Operator Instructions)

I am showing no further questions from the phone lines.

Yang Zhao - MEMSIC Inc. - Chairman, President, CEO

Okay. Good talk to you and hope you join us again on our First Quarter 2011 we've got coming. Thank you.

Harriet Fried - Lippert Heilshorn & Associates - IR

Thank you.

Operator

Ladies and gentleman, thank you for your participation on today's conference. This does conclude the program and you may now disconnect.